VOXX International Corporation Reports Fiscal 2014 Year-End Results

VOXX InternationalMay 14, 2014 5:00 PM
HAUPPAUGE, N.Y., May 14, 2014 /PRNewswire/ --
FY14 Highlights

•	Fiscal 2014 and Fiscal 2014 fourth quarter sales impacted by harsh weather conditions in the U.S. and softness at retail; OEM business continues to post strong results.

•	Formation of VOXXHirschmann and restructuring of VOXX Electronics Corp. should open up new sales channels and help drive top-line performance.

•	Company makes strategic investment in EyeSee360, Inc. as part of its strategy to invest in new technologies and categories.

•	During the fiscal 2014 fourth quarter, after reviewing goodwill and both tangible and intangible assets, Company takes $57.6 million non-cash impairment charge.

•
Management anticipates FY15 sales of $825-$830 million with gross margins increasing to over 29%; EBITDA guidance of $54-$55 million in line with FY14 as the Company continues to invest in its infrastructure and in new sales categories.

•	Company reduces FY14 total debt by $65.8 million; bank lines currently stand at $67.2 million, ahead of plan.
VOXX International Corporation (VOXX), today announced financial results for its Fiscal 2014 year-end results for the period ended February 28, 2014.
Pat Lavelle, VOXX International's President and CEO stated, "Through the first nine months of the year, we were tracking in line with our plan and had very strong load-in's for the holiday season. While we lowered our top-line guidance based on softness in December, severe weather conditions throughout the country impacted the entire retail industry and had a big effect on our fourth quarter performance. Retail was the primary reason for our miss and our story has not changed. New products coming to market, our growing OEM platform, sales from new and exciting biometrics, imagery and action cameras, and our expanding retail distribution are the drivers for our optimism. I believe we are well positioned to drive meaningful growth over the next few years and deliver long-term sustainable value for our shareholders."
Fiscal 2014 Results
Net sales for the Fiscal 2014 year ended February 28, 2014 were $809.7 million, a decrease of 3.1% compared to net sales of $835.6 million reported in the comparable year-ago period.
Automotive sales for the year ended February 28, 2014 were $412.5 million, a decrease of 1.0% compared to $416.6 million reported in Fiscal 2013. Automotive sales were positively impacted by continued growth in the Company's OEM manufacturing lines, driven by new programs with Ford, Nissan and Bentley, in addition to stronger sales of remote start products given adverse weather conditions throughout the United States. Offsetting this were expected declines in fulfillment sales, particularly of satellite radio products and lower sales in Venezuela as a result of foreign currency restrictions resulting from current economic and political conditions. Additionally, Fiscal 2014 sales were impacted by a weaker than expected retail environment in the Fiscal 2014 fourth quarter. The cumulative year-over-year impact of fulfillment and Venezuela sales was approximately $25 million and excluding these two variables, Automotive sales increased by approximately 6%.
Premium Audio sales for the year ended February 28, 2014 were $189.2 million, a decrease of 2.0% as compared to $193.0 million reported in the comparable period last year. The decrease in Premium Audio sales was driven by the discounting of certain products which were subsequently phased out to make way for newer product lines, and lower than expected sales in the Fiscal 2014 fourth quarter as a result of extreme weather conditions in the U.S. Offsetting these declines were higher sales domestically of new soundbars, Bluetooth and wireless speakers, and cinema speaker product lines.

Consumer Accessories sales were $206.3 million for the year ended February 28, 2014, a decrease of approximately 8.2% as compared to $224.7 million reported in the comparable period last year. This decline was primarily related to lower international sales as Fiscal 2013 included higher than normal product sales as a result of the conversion of analog to digital broadcasting in Germany, as well as lower than expected retail sales in the Fiscal 2014 fourth quarter given the extreme weather conditions in the U.S. The Company also continued to exit lower-margin product categories throughout the year, resulting in approximately a $15 million year-over-year sales decline. These decreases were offset by higher sales of wireless and Bluetooth speakers, reception products and new sales of emergency products.
As a percentage of sales for the year ended February 28, 2014, Automotive represented 50.9%, Premium Audio represented 23.4% and Consumer Accessories represented 25.5%. As a percentage of sales for the year ended February 28, 2013, Automotive represented 49.9%, Premium Audio represented 23.1% and Consumer Accessories represented 26.9%.
The gross margin for the year ended February 28, 2014 was 28.4%, an increase of 10 basis points as compared to 28.3% for the same period last year. The year-over-year improvement was primarily related to a 130 basis point increase in the Automotive segment due to better margins in certain categories, as well as increased sales in OEM and remote start products. Partially offsetting this increase in Automotive gross margin, were lower sales in Venezuela as a result of the economic and political environment. Additionally, gross margins in the Premium Audio and Consumer Accessories segments declined by 170 and 100 basis points, respectively. During Fiscal 2014, the Company discounted certain Premium Audio products as it introduced newer, higher-margin products, and also experienced sales increases of certain higher margin products, including soundbars and both Bluetooth and wireless speakers. Within Consumer Accessories, the decline was primarily related to lower international sales as a result of the Fiscal 2013 transition from analog to digital broadcasting. Offsetting this were increased margins in select product categories and fewer sales of lower margin products in line with the Company's exit plans.
The Company conducted its annual assessment of its goodwill and intangible assets as of February 28, 2014. In accordance with ASC350, the goodwill of Hirschmann, Invision and Klipsch, the Company's three most recent acquisitions, were tested for impairment. As a result of these analyses, an impairment charge of $32.2 million was recorded for goodwill in the Company's Consolidated Statement of Operations and Comprehensive Income (Loss). Additionally, for intangible assets with indefinite lives, primarily trademarks, the Company compared the fair value of each intangible asset with its carrying amount. As a result of these analyses, it was determined that the indefinite lived trademarks of various brands and units were impaired, resulting in a total impairment charge of $22.8 million. Lastly, during the Fiscal 2014 fourth quarter, the Company made a business decision to abandon its Technuity business and restructure the marketing and use of a Company owned domain name, resulting in an impairment charge of $2.6 million. Together, this resulted in impairment charges of $57.6 million. While the impairment charges impact the Company's financial statements, they are non-cash in nature and have no impact on the Company's day-to-day business, liquidity, cash flow from operations, or compliance with any of its banking facilities. Details for the impairment charges are listed in the Company's Form 10K for the period ended February 28, 2014.
Operating expenses for the year ended February 28, 2014, including impairment charges of $57.6 million, were $267.6 million. Operating expenses for the year ended February 28, 2014, excluding impairment charges, were $210.0 million, an increase of $14.9 million over $195.1 million reported in the comparable Fiscal 2013 period. Of the $14.9 million increase, $12.7 million is directly related to increases at Hirschmann and $1.3 million is a result of restructuring expenses associated with the closing of one of the Company's warehouses and the implementation of an integrated ERP system. The Company also had higher compensation and payroll expenses as a result of increased salaries and new hires, primarily in the Automotive segment to support new OEM programs, as well as increases in research and development expenses at VOXXHirschmann and higher advertising expenses to support new Klipsch promotions. These increases were partially offset by lower professional and legal fees, and lower occupancy costs as a result of the consolidation of groups into the Klipsch headquarters facility in Indianapolis, IN, which was purchased in Fiscal 2013.

The Company reported an operating loss of $37.4 million for the year ended February 28, 2014, which includes impairment charges. Excluding impairment charges, the Company reported operating income of $20.2 million for the year ended February 28, 2014 as compared to operating income of $41.7 million in the comparable year ago period. The decline in operating income is directly attributed to lower sales volumes and higher expenses in support of new OEM programs and product promotions.
The Company reported a net loss for the year ended February 28, 2014 of $26.6 million, which includes impairment charges. Excluding impairment charges, net income for the year ended February 28, 2014 was $31.0 million or net income per diluted share of $1.28 as compared to net income of $22.5 million and net income per diluted share of $0.95 for the comparable period last year. Fiscal 2014 net income was favorably impacted by higher income generated from the Company's joint venture, ASA Electronics, lower acquisition and professional fees, as well as payments received related to a volume shortfall by one of the Company's OEM customers, and a favorable class action settlement. This was offset by impairment charges related to goodwill, amortizing and non-amortizing intangible assets and long-lived assets, as well as restructuring charges, lower sales attributable to European market conditions, and the economic and political environment in Venezuela.
Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the year ended February 28, 2014, was a loss of $3.1 million, which includes impairment charges. Excluding impairment charges, EBITDA for the year ended February 28, 2014 was $54.5 million as compared to EBITDA of $60.4 million for the comparable period in Fiscal 2013. The Fiscal 2014 period included adjustments for net settlements, the OEM contract shortfall, a recovery from one of the Company's former customers and Asia warehouse relocation expenses, offset by impairment charges, stock-based compensation, and restructuring charges, whereas Fiscal 2013 included a loss on foreign exchange as a result of the Hirschmann acquisition, acquisition related costs, net settlement fees, Asia warehouse relocation expenses and lower stock-based compensation. The cumulative effect of these adjustments resulted in Adjusted EBITDA for the Fiscal 2014 period of $46.5 million as compared to $67.5 million in Fiscal 2013.
Mr. Lavelle continued, "We took steps in Fiscal '14 to protect margins in certain categories and believe we're well positioned to post modest growth in Fiscal '15, with upside should some of the bigger projects we're pursuing materialize and if the retail environment improves in the next holiday season. We have accounted for softness in our guidance based on sell-through over the past few years and are managing our overhead accordingly. We will continue to invest in new growth categories and pursue sponsorships and promotions we believe will increase brand awareness and drive sales. We have also increased our engineering staff by approximately 10 percent to support new OEM and various programs that will be beginning towards the end of FY15 and run for several years. We are investing not for the quarter or year, but for our long-term future."
Fiscal Fourth Quarter Results
Net sales for the Fiscal 2014 fourth quarter ended February 28, 2014 were $187.1 million as compared to $206.8 million reported in the comparable year-ago period. All three of the Company's segments experienced softness at retail due to lower than expected industry-wide retail sales due to the severe weather conditions in the U.S. over the winter. This was the primary reason for the sales shortfall.
Automotive sales for the quarter ended February 28, 2014 were $93.9 million, a decrease of 13.3% as compared to $108.3 million reported in the comparable period last year. Automotive segment sales were adversely impacted by softness at retail, which impacted aftermarket sales, lower sales in Venezuela, and lower sales of car audio, satellite radio and other fulfillment product lines. Also contributing to the decline were lower sales to one of the Company's OEM customers as a result of fewer car sales for that particular customer. Offsetting this decline were higher sales of security products, primarily remote start systems given the weather conditions for the comparable quarters.
Premium Audio sales for the quarter ended February 28, 2014 were $42.7 million, a decrease of 5.3% as compared to $45.1 million in the comparable period last year. This decline was related primarily to lower domestic sales of headphones and home theater products given the retail environment in the Fiscal 2014 fourth quarter. Offsetting this were higher sales of soundbars and high-priced speaker systems internationally.

Consumer Accessories sales for the quarter ended February 28, 2014 were $50.2 million, a 4.9% decline as compared to $52.8 million reported in the period ended February 28, 2013. The decline in this segment was primarily related to softness at retail due to weather conditions in the U.S., as well as the continuation of exiting lower-margin product categories. The Company experienced gains in some of its newer product lines and brands, including 808 Audio brand, Soundflow and CANZ wireless speakers.
As a percentage of sales for the Fiscal 2014 fourth quarter ended February 28, 2014, Automotive represented 50.2%, Premium Audio represented 22.8% and Consumer Accessories represented 26.8%. As a percentage of sales for the Fiscal 2013 fourth quarter ended February 28, 2013, Automotive represented 52.4%, Premium Audio represented 21.8% and Consumer Accessories represented 25.5%.
The gross margin for the Fiscal 2014 fourth quarter ended February 28, 2014 was 28.3%, a decrease of 150 basis points as compared to 29.8% for the same period last year. The decrease in gross margin is mostly a result of product mix and due to the clearing out of older product lines to make way for new product introductions.
Operating expenses for the Fiscal 2014 fourth quarter ended February 28, 2014 were $112.4 million. Excluding the impairment charges, operating expenses for the Fiscal 2014 fourth quarter ended February 28, 2014 were $54.8 million, an increase of $5.1 million over $49.7 million reported in the comparable Fiscal 2013 period. This increase was due primarily to a $4.6 million increase in engineering and technical support, as the Company increased its research and development costs and hired more engineers throughout Fiscal 2014 to support new OEM projects, a portion of which will receive non-reoccurring engineering ("NRE") payments to offset some of these expenses. Additionally, higher selling expenses were partially offset by lower general and administrative expenses.
The Company reported an operating loss of $59.6 million for the Fiscal 2014 fourth quarter ended February 28, 2014. Excluding the impairment charges, operating loss for the Fiscal 2014 fourth quarter ended February 28, 2014 was $2.0 million as compared to operating income of $12.0 million reported in the comparable period last year. Lower sales volumes and gross margin, coupled with higher expenses contributed to the variance for the year-over-year periods.
Net loss for the period ended February 28, 2014 was $49.0 million or a net loss per diluted share of $2.01. Excluding the impairment charges, net loss for the period ended February 28, 2014 was $8.6 million or a net loss per diluted share of $0.35 as compared to net income of $10.3 million and net income per diluted share of $0.43 for the period ended February 28, 2013.
Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the Fiscal 2014 fourth quarter ended February 28, 2014 was a loss of $53.4 million. Excluding impairment charges, EBITDA for the Fiscal 2014 fourth quarter ended February 28, 2014 was $4.2 as compared to EBITDA of $24.0 million for the comparable period in Fiscal 2013. Adjusted EBITDA for the Fiscal 2014 fourth quarter ended February 28, 2014 was $3.8 million as compared to $18.4 million in the comparable Fiscal 2013 period.
Mr. Lavelle concluded, "Although the fourth quarter was disappointing, there were a lot of factors beyond our control that impacted sales and profitability. However, we fully expect to see the market strengthen, our cash flow remains strong and we paid down more debt than initially anticipated. We have adequate room within our capital structure to continue to support organic growth, investments in new and emerging technologies such as our recently announced investment in EyeSee360, and strategic acquisitions to strengthen any of our three operating segments. Fiscal '15 should be a better year for us and we are more optimistic about our future prospects."
Non-GAAP Measures
EBITDA, Adjusted EBITDA and diluted adjusted EBITDA per common share are not financial measures recognized by GAAP. EBITDA represents net income, computed in accordance with GAAP, before interest expense, taxes and depreciation and amortization. Adjusted EBITDA represents net income, computed in accordance with GAAP, before interest and bank charges, taxes, depreciation and amortization, stock-based compensation expense, restructuring charges, litigation settlements, certain recoveries and contract settlements, and costs and foreign exchange gains or losses relating to acquisitions. Depreciation, amortization, and stock-based compensation expense are non-cash items. Diluted adjusted EBITDA per common share represents the Company's diluted earnings per common share based on adjusted EBITDA.
We present EBITDA, adjusted EBITDA and diluted adjusted EBITDA per common share in this release and in our Form 10-Q because we consider them to be useful and appropriate supplemental measures of our performance. EBITDA, adjusted EBITDA and diluted adjusted EBITDA per common share help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of costs and foreign exchange gains or losses relating to our acquisitions, stock-based compensation expense, litigation settlements, certain recoveries and contract settlements, and relocation and restructuring charges allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be appropriate measures for performance relative to other companies. EBITDA and Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for net income prepared in accordance with GAAP. EBITDA, adjusted EBITDA and diluted adjusted EBITDA per common share are not intended to represent, and should not be considered to be more meaningful measures than, or an alternative to, measures of operating performance as determined in accordance with GAAP.
Conference Call Information
The Company will be hosting its conference call on Thursday, May 15, 2014 at 10:00 a.m. ET. Interested parties can participate by visiting www.voxxintl.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 877-303-9079; international: 970-315-0461). For those unable to join, a replay will be available approximately four hours after the call has been completed and will last for one week (replay number: 855-859-2056; international replay: 404-537-3406; conference ID: 36981218).
About VOXX International Corporation
VOXX International Corporation (VOXX) is the new name for Audiovox Corporation, a company that was formed over 45 years ago as Audiovox that has grown into a worldwide leader in many automotive and consumer electronics and accessories categories, as well as premium high-end audio. Through its wholly-owned subsidiaries, VOXX International proudly is recognized as the #1 premium loudspeaker company in the world, and has #1 market positions in automotive video entertainment and remote starts, digital TV tuners and digital antennas. The Company's brands also hold #1 market share for TV remote controls and reception products and leading market positions across a wide-spectrum of other consumer and automotive segments.
Today, VOXX International is a global company, with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world's leading automotive manufacturers. The Company has an international footprint in Europe, Asia, Mexico and South America, and a growing portfolio, which now comprises over 30 trusted brands. Among the key domestic brands are Klipsch®, RCA®, Invision®, Jensen®, Audiovox®, Terk®, Acoustic Research®, Advent®, Code Alarm®, CarLink®, Excalibur® and Prestige®. International brands include Hirschmann Car Communication®, Klipsch®, Jamo®, Energy®, Mirage®, Mac Audio®, Magnat®, Heco®, Schwaiger®, Oehlbach® and Incaar™. The Company continues to drive innovation throughout all of its subsidiaries, and maintains its commitment to exceeding the needs of the consumers it serves. For additional information, please visit our Web site at www.voxxintl.com.
Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive, premium audio and consumer accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations and concerns regarding the European debt crisis; restrictive debt covenants; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against VOXX International Corporation and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2013.
Company Contact:
Glenn Wiener, President
GW Communications
Tel: 212-786-6011
Email: gwiener@GWCco.com

VOXX International Corporation and Subsidiaries
Consolidated Balance Sheets
February 28, 2014 and February 28, 2013
(In thousands, except share data)

	February 28, 2014	February 28, 2013
Assets
Current assets:
Cash and cash equivalents	$10,603	$19,777
Accounts receivable, net	147,054	152,596
Inventory	144,339	159,099
Receivables from vendors	2,443	9,943
Prepaid expenses and other current assets	15,897	12,017
Income tax receivable	2,463	448
Deferred income taxes	3,058	3,362
Total current assets	325,857	357,242
Investment securities	14,102	13,570
Equity investments	20,628	17,518
Property, plant and equipment, net	83,222	76,208
Goodwill	117,938	146,680
Intangible assets, net	174,312	205,398
Deferred income taxes	760	924
Other assets	10,331	11,732
Total assets	$747,150	$829,272
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$55,373	$56,894
Accrued expenses and other current liabilities	59,247	51,523
Income taxes payable	3,634	5,103
Accrued sales incentives	17,401	16,821
Deferred income taxes	9	178
Current portion of long-term debt	5,960	26,020
Total current liabilities	141,624	156,539
Long-term debt	103,222	148,996
Capital lease obligation	6,114	5,764
Deferred compensation	5,807	4,914
Other tax liabilities	11,060	9,631
Deferred tax liabilities	34,963	43,944
Other long-term liabilities	14,776	14,948
Total liabilities	317,566	384,736
Commitments and contingencies
Stockholders' equity:
Preferred stock	—	—
Common stock	277	254
Paid-in capital	290,960	283,971
Retained earnings	158,571	185,168
Accumulated other comprehensive loss	(1,873)	(6,497)
Treasury stock, at cost	(18,351)	(18,360)
Total stockholders' equity	429,584	444,536
Total liabilities and stockholders' equity	$747,150	$829,272

VOXX International Corporation and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income (Loss)
(In thousands, except share and per share data)

	Year Ended	Year Ended	Year Ended
	February 28, 2014	February 28, 2013	February 29, 2012
Net sales	$809,709	$835,577	$707,062
Cost of sales	579,461	598,755	504,107
Gross profit	230,248	236,822	202,955

Operating expenses:
Selling	55,725	51,976	47,282
General and administrative	118,852	114,653	93,219
Engineering and technical support	34,161	26,971	15,825
Impairment charges (Note 1(k))	57,561	—	—
Restructuring expense	1,324	—	—
Acquisition related costs	—	1,526	2,755
Total operating expenses	267,623	195,126	159,081

Operating (loss) income	(37,375)	41,696	43,874

Other income (expense):
Interest and bank charges	(7,394)	(8,288)	(5,630)
Equity in income of equity investee	6,070	4,880	4,035
Other, net	12,044	(2,633)	(3,387)
Total other income (expenses), net	10,720	(6,041)	(4,982)

(Loss) income from operations before income taxes	(26,655)	35,655	38,892
Income tax (benefit) expense	(58)	13,163	13,243
Net (loss) income	(26,597)	22,492	25,649

Other comprehensive income (loss):
Foreign currency translation adjustments	5,575	(1,281)	(1,153)
Derivatives designated for hedging	(648)	(174)	(131)
Reclassification adjustment of other-than-temporary impairment loss on available-for-sale investment into net income	—	—	1,225
Pension plan adjustments, net of tax	(288)	(1,031)	—
Unrealized holding loss on available-for-sale investment securities arising during the period, net of tax	(15)	(38)	(65)
Other comprehensive income (loss), net of tax	4,624	(2,524)	(124)
Comprehensive (loss) income	$(21,973)	$19,968	$25,525

Net (loss) income per common share (basic)	$(1.10)	$0.96	$1.11

Net (loss) income per common share (diluted)	$(1.10)	$0.95	$1.10

Weighted-average common shares outstanding (basic)	24,109,270	23,415,570	23,080,081
Weighted-average common shares outstanding (diluted)	24,109,270	23,617,101	23,265,206

VOXX International Corporation and Subsidiaries
Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted Diluted Earnings per Common Share
(In thousands, except share and per share data)

	Fiscal	Fiscal	Fiscal
	2014	2013	2012
Net (loss) income	$(26,597)	$22,492	$25,649
Adjustments:
Interest expense and bank charges	7,394	8,288	5,630
Depreciation and amortization	16,183	16,446	10,295
Income tax (benefit) expense	(58)	13,163	13,243
EBITDA	(3,078)	60,389	54,817
Stock-based compensation	641	435	1,082
Circuit City recovery	(940)	—	—
Net settlements	(4,443)	1,661	3,621
Contract shortfall	(4,370)	—	—
Asia warehouse relocation	(208)	789	—
Restructuring charges	1,324	—	—
Impairment charges	57,561	—	—
Acquisition related costs	—	1,526	2,755
Loss/(gain) on foreign exchange as a result of Hirschmann acquisition	—	2,670	(1,581)
Adjusted EBITDA	$46,487	$67,470	$60,694
Diluted earnings per common share	$(1.10)	$0.96	$1.10
Diluted adjusted EBITDA per common share	$1.93	$2.86	$2.61